Exhibit 99.1

TELA Bio Reports Third Quarter 2022 Financial Results

MALVERN, PA, November 9, 2022 -- TELA Bio, Inc. ("TELA Bio"), a commercial-stage medical technology company focused on providing innovative soft-tissue reconstruction solutions that optimize clinical outcomes by prioritizing the preservation and restoration of the patient's own anatomy, today reported financial results for the third quarter ended September 30, 2022.

Recent Highlights

•	Reported revenue of $11.2 million for the third quarter, representing growth of 46% over the same quarter of 2021;

•	Increased demand for OviTex® and OviTex PRS Reinforced Tissue Matrix products in the third quarter of 2022, resulting in a year-over-year revenue increase for each product of approximately 29% and 108%, respectively;

•	Closed on an oversubscribed underwritten public offering yielding net proceeds of $34.4 million; and

•	Published 24-month BRAVO Study Results in Annals of Medicine and Surgery, highlighting a low 2.6% recurrence rate and clinically meaningful improvements in patient quality of life.

"We are very pleased to report another consecutive quarter of strong revenue growth and increased market adoption of our OviTex products despite lingering headwinds from COVID-19 affecting hospital staffing and procedure volumes. We anticipate a steady return to more customary procedure volumes as the impact of COVID-19 continues to subside. Furthermore, we expect the recently published favorable OviTex clinical data and growing market access through our recent GPO and Integrated Delivery Network contracts to be important growth drivers going forward,” said Antony Koblish, co-founder, President and Chief Executive Officer of TELA Bio. "Additionally, following the close of our recent oversubscribed public offering in August that yielded net proceeds of $34.4 million, we believe we are now even better positioned to accelerate expansion of our sales force and advance our business development initiatives and R&D programs as we seek to expand our product portfolio and its broad uptake."

Third Quarter 2022 Financial Results

Revenue was $11.2 million in the third quarter of 2022, an increase of 46% compared to the prior year period. The increase was due to the expansion of our commercial organization, increased penetration within existing customer accounts and stronger international sales.

Gross profit was $7.3 million in the third quarter of 2022, or 66% of revenue, compared to $4.6 million, or 60% of revenue, in the same period in 2021. The increase in gross margin was primarily due to a lower provision for excess and obsolete inventory.

Operating expenses were $16.8 million in the third quarter of 2022, compared to $11.8 million in the same period in 2021. The increase was due to higher salaries and employee-related expenses from additional headcount as we continue to expand our organization, increased travel expenses and increased consulting fees.

Loss from operations was $9.5 million in the third quarter of 2022, compared to a loss from operations of $7.2 million in the same period in 2021.

Net loss was $10.7 million in the third quarter of 2022, compared to a net loss of $8.3 million in the same period in 2021.

Cash and cash equivalents on September 30, 2022, totaled $54.2 million.

2022 Financial Guidance

We continue to expect full year 2022 revenue to range from $42 million to $45 million, reflecting growth of 43% to 53% over full year 2021; however, a higher-than-expected impact from the COVID-19 pandemic in the fourth quarter could materially affect this projection.

Conference Call

TELA Bio will host a conference call at 4:30 p.m. Eastern Time on Wednesday, November 9, 2022 to discuss its third quarter 2022 financial results. Investors interested in listening to the conference call should register online. Participants are required to register a day in advance or at minimum 15 minutes before the start of the call. A replay of the webcast can be accessed via the Events & Presentations page of the investor section of TELA Bio's website.

About TELA Bio, Inc.

TELA Bio, Inc. (NASDAQ: TELA) is a commercial-stage medical technology company focused on providing innovative technologies that optimize clinical outcomes by prioritizing the preservation and restoration of the patient's own anatomy. The Company is committed to providing surgeons with advanced, economically effective soft-tissue reconstruction solutions that leverage the patient's natural healing response while minimizing long-term exposure to permanent synthetic materials. For more information, visit www.telabio.com.

Caution Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan," "intend" or similar expressions, or statements regarding intent, belief, or current expectations are forward-looking statements and reflect the current beliefs of TELA's management. Such forward-looking statements include statements relating to our expected revenue and revenue growth for the full year 2022. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors that could cause actual results and events to differ materially and adversely from those indicated by such forward-looking statements including, among others: the impact to our business of the COVID-19 pandemic and the development of new variants of COVID-19, including but not limited to any impact on our ability to market our products, demand for our products due to deferral of procedures using our products, the labor and staffing environment in the healthcare industry, or disruption in our supply chain, our ability to achieve or sustain profitability, our ability to gain market acceptance for our products and to accurately forecast and meet customer demand, our ability to compete successfully, that data from earlier studies related to our products and interim data from ongoing studies may not be replicated in later studies or indicative of future data, that data obtained from clinical studies using our product may not be indicative of outcomes in other surgical settings, our ability to enhance our product offerings, development and manufacturing problems, capacity constraints or delays in production of our products, maintenance of coverage and adequate reimbursement for procedures using our products, product defects or failures. These risks and uncertainties are described more fully in the "Risk Factors" section and elsewhere in our filings with the Securities and Exchange Commission and available at www.sec.gov, including in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Any forward-looking statements that we make in this announcement speak only as of the date of this press release, and TELA assumes no obligation to update forward-looking statements whether as a result of new information, future events or otherwise after the date of this press release, except as required under applicable law.

Investor Contact
Greg Chodaczek
332-895-3230
ir@telabio.com

TELA Bio, Inc.

Consolidated Balance Sheets

(In thousands, except share and per share amounts)

(Unaudited)

	September 30,	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$54,226	$43,931
Accounts receivable, net	5,688	4,234
Inventory	12,138	7,658
Prepaid expenses and other assets	1,903	3,232
Total current assets	73,955	59,055
Property and equipment, net	1,748	1,186
Intangible assets, net	2,594	2,303
Right-of-use assets	1,266	—
Total assets	$79,563	$62,544

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$4,856	$2,414
Accrued expenses and other current liabilities	10,358	8,161
Total current liabilities	15,214	10,575
Long-term debt	39,766	—
Long-term debt with related party	—	31,491
Other long-term liabilities	1,282	380
Total liabilities	56,262	42,446

Stockholders’ equity:
Preferred stock; $0.001 par value: 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock; $0.001 par value: 200,000,000 shares authorized; 19,159,145 and 14,529,606 shares issued and 19,159,145 and 14,529,577 shares outstanding at September 30, 2022 and December 31, 2021, respectively	19	15
Additional paid-in capital	287,266	250,064
Accumulated other comprehensive income (loss)	262	(52)
Accumulated deficit	(264,246)	(229,929)
Total stockholders’ equity	23,301	20,098
Total liabilities and stockholders’ equity	$79,563	$62,544

TELA Bio, Inc.

Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except share and per share amounts)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2022	2021	2022	2021
Revenue	$11,159	$7,654	$29,796	$21,089
Cost of revenue (excluding amortization of intangible assets)	3,745	2,976	10,219	7,707
Amortization of intangible assets	95	76	709	228
Gross profit	7,319	4,602	18,868	13,154
Operating expenses:
Sales and marketing	11,172	6,948	31,605	20,749
General and administrative	3,532	3,462	10,620	9,184
Research and development	2,102	1,409	6,211	5,018
Total operating expenses	16,806	11,819	48,436	34,951
Loss from operations	(9,487)	(7,217)	(29,568)	(21,797)
Other expense:
Interest expense	(1,032)	(922)	(2,877)	(2,675)
Loss on extinguishment of debt	—	—	(1,228)	—
Other expense	(195)	(127)	(644)	(185)
Total other expense	(1,227)	(1,049)	(4,749)	(2,860)
Net loss	$(10,714)	$(8,266)	$(34,317)	$(24,657)
Net loss per common share, basic and diluted	$(0.64)	$(0.57)	$(2.24)	$(1.71)
Weighted average common shares outstanding, basic and diluted	16,758,573	14,485,688	15,293,094	14,461,174
Comprehensive loss:
Net loss	$(10,714)	$(8,266)	$(34,317)	$(24,657)
Foreign currency translation adjustment	133	38	314	28
Comprehensive loss	$(10,581)	$(8,228)	$(34,003)	$(24,629)